EXHIBIT 23.2

Consent of LaRoche Petroleum Consultants, Ltd.

As independent reserve engineers, geologists, and geophysicists, we hereby consent to the incorporation by reference in the Registration Statement of Legacy Reserves LP on Form S-3 of the references to our Firm’s name, together with references to our Firm’s reserve report, dated January 20, 2011, on the oil and natural gas reserves of Legacy Reserves LP as of December 31, 2010 included in or made a part of Legacy Reserves LP’s annual report for the year ended December 31, 2010 filed on Form 10-K with the Securities and Exchange Commission on March 4, 2011.

LaRoche Petroleum Consultants, Ltd.

By:	/s/ Joe A. Young
Name:	Joe A. Young
Title:	Senior Partner

June 20 , 2011